Exhibit 10.1

February 12, 2007

Alfred Amoroso

c/o Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

Dear Fred:

RE: Amendment to Annual Bonus

Pursuant to your offer letter dated June 8, 2005, you are eligible to participate in the Company’s bonus plan each calendar year. Your offer letter currently provides that for 2006 and subsequent years, the bonus payout is based 50% on the Company meeting both its revenue plan and EBIT plan and 50% on your achievement of specific individual objectives.

On February 7, 2007, the Compensation Committee approved the amendment to your employment arrangement with the Company such that for calendar year 2007 and subsequent years, your bonus payout will be based 100% upon the Company’s performance. Company performance in 2007 will be determined based upon the Company meeting its annual revenue, operating profit and customer satisfaction targets.

All other terms of your employment arrangement, as amended, remain unchanged.

Sincerely,

/s/ Robert J. Majteles
Robert J. Majteles
Chairman, Compensation Committee
Macrovision Corporation

Agreed & Accepted:

/s/ Alfred J. Amoroso	2/12/07
Alfred J. Amoroso	DATE